CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





     We consent to the incorporation by reference in the Registration Statement of Freshstart Venture Capital Corp. on Form N-5 of our report dated July 23, 1995 on our examinations for the years ended May 31, 1996, 1995 and 1994. We also consent to the reference to our firm under the caption "Experts".

/s/ MICHAEL C. FINKELSTEIN
MICHAEL C. FINKELSTEIN
Certified Public Accountant
New York, New York
October 16, 1996